Exhibit 10.30

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

English Translation

Computer Online Game Software Adaptation License Agreement

Works: Tian Long Ba Bu

Copyright Owner: Louis Cha

Adaptation Licensor: Louis Cha

Address:     *

(Tel:    *     , Fax:    *     )

Adaptation Licensee: Beijing Gamease Age Digital Technology Co., Ltd.

Address: F 2-5, East Wing of Jingyan Hotel, No. 29 Shijingshan Road, Beijing

(Tel: 0101-62726666, Fax: 010-62702951)

The Licensor, Louis Cha as Party A, intends to license the adaptation right for developing the computer online game software (“Adapted Software”) based on the Works (“Works”) pursuant to the term and provision hereunder, and the production right to publish such Adapted Software worldwide excluding Japan to Beijing Gamease Age Digital Technology Co., Ltd. as Party B:

1.	The adaptation right of computer online game indicated in the agreement between Party A and Party B means the right to adapt the Works, based on the story, the names of characters and martial arts, into the computer online game software for Internet users and the right to publish such Adapted Software. Meanwhile, Party B has the right to use such Adapted Software for media promotion, including but not limited to print media, network media, television media and so on. However, the license hereunder shall not conflict with Party A’s exclusive license outside of mainland China (excluding Hong Kong, Macao and Taiwan).

2.	The term (“Term”) of which Party B obtains the exclusive adaptation right in mainland China (excluding Hong Kong, Macao and Taiwan) shall start from * to * . Party B has the right to translate the Adapted Software into various versions, such as English, Korean and traditional Chinese versions. If Party B translates the completed Adapted Software from the simplified Chinese version into other languages, Party B shall notify Party A in writing and the Term can be extended for one year to prepare for publication. However, whether Party B translates the Adapted Software into one or more languages, this Agreement can only be extended for one year.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

3.	Party A shall guarantee the right to license the adaptation right of the Works. Other than the guarantee made in this Clause, Party A does not make any other guarantees related to the Works and this Agreement.

4.	In consideration of the license under Article 1 to Article 3 hereunder, Party B agrees to pay Party A the license fee in the amount of HK$ * and such fee has been paid by Party A’s affiliate, Beijing Fire Fox Digital Technology Co., Ltd. The tax payable by Party A shall be withheld by Beijing Fire Fox Digital Technology Co., Ltd and the original certificate of withholding tax shall be provided to Party A. The Parties hereby agree that Party B no longer has the obligation to pay the aforementioned license fee.

5.	Party B shall not transfer the adaptation right to any third party but can authorize the third party to implement the publication right.

6.	Within the effective term of this Agreement, Party A could license to Party B the right to produce accessory products for selling based on the developed pattern and model of the Adapted Software, such as character’s toy, cloth, stationery and so on to the extent of the Adapted Software, excluding mobile games. After the effective term of this Agreement, Party B shall not continue producing the accessory products, but the accessory products already produced can continue to be sold.

7.	If Party B cannot complete the adaptation of the Works within the Term, this Agreement would become invalid automatically and Party B shall not adapt the Works or produce, or continue adapting and producing it into a computer online game software after the Agreement becomes invalid. The license fee already paid by Party B shall belong to Party A and will not be paid back to Party B.

8.	The Adapted Software completed within the Term could continue to operate and be maintained. No upgraded version can be made after the Term. As for the accessory products already produced under Article 6 of this Agreement and any completed Adapted Software within the Term, the publication rights and sale rights shall belong to Party B and will not be limited by the Term.

9.	Party B shall indicate prominently that the author of the Works is Louis Cha on the publication cover at the beginning of each set of Adapted Software in mainland China and on the package cover of the Adapted Software sold. Party B shall indicate the following copyright announcement:

“This computer online game software is adapted by Tian Long Ba Bu of Louis Cha. Louis Cha owns all the copyright for Tian Long Ba Bu and any infringement is forbidden.” (The copyright of computer online game software shall belong to Party B)

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

10.	Party B shall ensure that the software is in compliance with the noble-minded and moral standard and shall protect the Works’ public reputation. Party B shall provide the beginning of the Adapted Software and the scene using the name of the Works for Party A’s review. The Adapted Software can only be sold upon the approval of Party A.

11.	The adapted computer online game software completed in various languages and its various accessory products shall be provided to Party A in two sets of each, free of charge, for its record.

12.	Party B acknowledges and understands, before or after the execution of this Agreement, Party A may have licensed the adaptation right of the computer online game software, publication right, or similar rights (unless otherwise provided in Article 2) to a third party. Party A would not be liable to indemnify Party B for any damages or losses.

13.	Party B acknowledges and understands that Party A has entered an agreement to license the exclusive adaptation right of Tian Long Ba Bu into computer game player (network) software in Taiwan with Chinesegamer International Corp. Party A has also entered into an agreement to license the exclusive adaptation right of Tian Long Ba Bu into computer game player (network) software in Japan to Japan Dentsu Inc. Party B agrees not to claim any indemnification against Party A for any effect caused by the above agreements.

14.	The time limitation in this Agreement shall be an integral part of this Agreement.

15.	This Agreement is made and executed in accordance with the laws of the People’s Republic of China and any dispute arising out of this Agreement shall be settled in the People’s Court in Haidian District of Beijing. The judgment shall be binding upon the Parties.

16.	This Agreement is made in three original copies. Party A holds one original copy and Party B holds two original copy. Upon the execution by both Parties, this Agreement would take effect.

(No Text Below)

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

Licensor: Louis Cha

/s/ Louis Cha

Date: February 4, 2008

Licensee: Beijing Gamease Age Digital Technology Co., Ltd.

(SEAL)

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

English Translation

NOTICE OF

TRANSLATION OF TIAN LONG BA BU INTO FOREIGN LANGUAGES

Dear Mr. Louis Cha and Ms. Nai Shan Lee:

Reference is hereby made to the Computer Online Game Software Adaptation License Agreement dated May 9, 2005 (Contract No. SOHU20051358) by and between Sohu and Mr. Louis Cha. Section 2 of the agreement provides:

“The term (“Term”) of which Party B obtains the license of the adaptation right in mainland China (excluding Hong Kong, Macao and Taiwan) shall be * years starting from *, and ending on *. Party B shall have the right to translate the adapted software into English, Korean and Traditional Chinese versions. If Party B translates the completed simplified Chinese version of the adapted software into other languages, Party B shall notify Party A in writing and the Term will be extended for one (1) year in preparation for the launch. Notwithstanding the foregoing, regardless of whether Party B translates the adapted software into one or more foreign languages, the Term of this Agreement can only be extended for one (1) year.”

We (Party B) will start translating the game software of Tian Long Ba Bu into traditional Chinese, Korean and Vietnamese versions; and, therefore, please be notified that this Agreement between the parties shall automatically be extended to *.

Beijing Fire Fox Digital Technology Co. Ltd.

(Corporate Seal)

April 12, 2007

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

English Translation

[EMAIL CORRESPONDENCE BETWEEN DEWEN CHEN AND LEGAL COUNSEL

FOR LOUIS CHA]

Sender: Dewen Chen

Date: August 26, 2008, 9:56

Recipient: Peggy

Subject: Re:	Renewal of the Computer Online Game Software Adaptation License Agreement with respect to the work Tian Long Ba Bu

Hi Peggy,

Based upon the Computer Online Game Software Adaption License Agreement between Company and Mr. Louis Cha and the written notice we sent you on April 12, 2007, the term of which we have obtained the exclusive adaption right in mainland China (excluding Hong Kong, Macao and Taiwan) with respect to the work Tian Long Ba Bu is from * to *. It is our understanding that both parties have enjoyed our good collaboration and you are satisfied with our performance of the agreement; and based on our recent discussion, please find attached a renewal agreement for your signature. According to this renewal agreement, the term of our exclusive license of the adaption right in mainland China (excluding Hong Kong, Macao and Taiwan) with respect to the work Tian Long Ba Bu will be extended to *.

The agreement attached to this email has reflected the comments you recently emailed us, with your suggested changes highlighted in red. Please review.

Sincerely,

David Chen

Beijing Gamease Age Digital Technology Co., Ltd

August 26, 2008

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.